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                                                              Exhibit 99(d)(vii)

                    Addendum to Management Agreement between
                         Lord Abbett Research Fund, Inc.
                                       and
                             Lord, Abbett & Co. LLC
                    DATED: DECEMBER 1, 2005 (THE "AGREEMENT")


     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Research Fund, Inc., on behalf of its Small-Cap Value Series (the "Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.75 of 1% of the first $2 billion of the Fund's average daily net assets; and 0.70 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                     LORD, ABBETT & CO. LLC


                                     BY:   /s/Lawrence H. Kaplan
                                           --------------------------
                                           Lawrence H. Kaplan
                                           Member and General Counsel


                                     LORD ABBETT RESEARCH FUND, INC.


                                     BY:   /s/Christina T. Simmons
                                           ------------------------------------
                                           Christina T. Simmons
                                           Vice President & Assistant Secretary